Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

by and between

MYRIAD GENETICS, INC.

and

MYRIAD PHARMACEUTICALS, INC.

Dated as of June     , 2009

EMPLOYEE MATTERS AGREEMENT

EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of June     , 2009, by and between Myriad Genetics, Inc., a Delaware corporation (“Myriad”), and Myriad Pharmaceuticals, Inc., a Delaware corporation (“MPI”). Each of Myriad and MPI is herein referred to as a “Party” and collectively, as the “Parties”.

RECITALS:

WHEREAS, Myriad, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the Myriad Business and (ii) the MPI Business;

WHEREAS, the Board of Directors of Myriad has determined that it is appropriate, desirable and in the best interests of Myriad and its stockholders to separate Myriad into two independent companies (the “Separation”), one for each of: (i) the Myriad Business, which shall continue to be owned and conducted, directly or indirectly, by Myriad, and (ii) the MPI Business, which shall be owned and conducted, directly or indirectly, by MPI;

WHEREAS, to effect the Separation the Parties entered into that certain Separation and Distribution Agreement dated as of even date hereof (as amended or otherwise modified from time to time, the “Separation Agreement”); and

WHEREAS, pursuant to the Separation Agreement, Myriad and MPI have agreed to enter into this Agreement for the purpose of allocating assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs between them.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms shall have the following meanings:

“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including, without limitation, a Subsidiary (as defined below). As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by contract or otherwise; provided that if control is deemed solely on the basis of ownership of voting securities or other interests, such ownership must be in excess of fifty percent (50%) of the then outstanding shares of common stock or the combined voting power of such Person.

“Benefit Plan” shall mean, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, change in control/severance, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA, together with all regulations and proposed regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

“Distribution” shall mean the distribution by Myriad to the holders of Myriad Common Stock, on a pro rata basis, of all of the issued and outstanding shares of MPI Common Stock.

“Distribution Date” shall mean the date on which the Distribution to the Myriad stockholders is effective.

“Effective Time” shall mean 11:59 p.m. EST on the Distribution Date at which time the Distribution is effective.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

“Former MPI Employee” shall mean, as of the Effective Time, any individual who, on or before the Distribution Date, terminated employment with Myriad or its predecessors or any member of the Myriad Group and whose principal services to the Myriad Group related to the MPI Business.

“Former Myriad Employee” shall mean, as of the Effective Time, any individual who, on or before the Distribution Date, terminated employment with Myriad or its predecessors or any member of the Myriad Group and is not listed on Exhibit A to the Separation Agreement, other than any Former MPI Employee.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Initial MPI Stock Price” shall mean the closing per share trading price of MPI Common Stock on the day after the Distribution Date, unless otherwise determined by the Myriad Board of Directors or its Compensation Committee in its sole discretion in order to effect an equitable adjustment of a Myriad Option in connection with the Distribution and ensure that such Myriad Option is not deemed to have undergone a modification under Section 409A of the Code.

“Liabilities” shall mean the definition as set forth in the Separation Agreement.

“MPI 401(k) Plan” shall mean the definition as set forth in Section 3 of this Agreement.

“MPI Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any member of the MPI Group or any ERISA Affiliate thereof immediately following the Effective Time, including the MPI 401(k) Plan and the MPI Welfare Plans.

“MPI Business” shall mean all of the business and operations of the research and drug development segments of Myriad as described in the Form 10.

“MPI Common Stock” shall mean the common stock, par value $.01 per share, of MPI.

“MPI Employee” shall mean a person listed on Exhibit A to the Separation Agreement.

“MPI Group” shall mean MPI and each Person that is an Affiliate of MPI immediately after the Effective Time or that becomes an Affiliate of MPI after the Distribution Date.

“MPI Liabilities” shall mean all liabilities of MPI as defined in the Separation Agreement.

“MPI Option” shall mean an option to purchase shares of MPI Common Stock as of the Distribution Date, which shall be issued pursuant to the MPI Stock Plan as part of the adjustment to Myriad Options in connection with the Distribution and which shall be structured to avoid being deemed to have undergone a modification for purposes of Section 409A of the Code.

“MPI Participant” shall mean any individual who, immediately following the Effective Time, is an MPI Employee, a Former MPI Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“MPI Stock Plan” shall mean the Myriad Pharmaceuticals, Inc. 2009 Employee, Director and Consultant Equity Incentive Plan.

“MPI Welfare Plans” shall mean health and welfare plans maintained by a member of the MPI Group.

“Myriad Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any member of the Myriad Group or any ERISA Affiliate thereof other than MPI or any member of the MPI Group.

“Myriad Business” shall mean all of the business and operations of Myriad and its Subsidiaries other than the MPI Business.

“Myriad Common Stock” shall mean the common stock, $0.01 par value per share, of Myriad.

“Myriad Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, salary continuation, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, after the Effective Time, is employed by or will be employed by Myriad or any member of the Myriad Group.

“Myriad Group” shall mean Myriad and each Person, other than any member of the MPI Group, that is an Affiliate of Myriad immediately after the Effective Time or that becomes an Affiliate of Myriad after the Distribution Date.

“Myriad Liabilities” shall mean all liabilities of Myriad other than the MPI Liabilities.

“Myriad Option” shall mean an option to purchase shares of Myriad Common Stock granted pursuant to the Myriad Stock Plan.

“Myriad Participant” shall mean any individual who, immediately following the Effective Time, is a Myriad Employee, a Former Myriad Employee or a beneficiary, dependent or alternate payee of any of the foregoing.

“Myriad Stock Plan” shall mean the Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan, as amended.

“Myriad Welfare Plans” shall mean, collectively, the health and welfare benefit plans maintained by a member of the Myriad Group.

“Participating Company” shall mean Myriad or any Person (other than an individual) participating in a Myriad Benefit Plan.

“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

“Post-Distribution Myriad Stock Price” shall mean the closing per share trading price of Myriad Common Stock on an ex-distribution basis on the day after the Distribution Date, unless otherwise determined by the Myriad Board of Directors or its Compensation Committee in its sole discretion in order to effect an equitable adjustment of a Myriad Option in connection with the Distribution and ensure that such Myriad Option is not deemed to have undergone a modification under Section 409A of the Code.

“Post-Distribution Myriad Option” shall mean the definition set forth in Section 5.1(a) of this Agreement.

“Pre-Distribution Myriad Stock Price” shall mean the closing per share trading price of Myriad Common Stock on an ex-distribution basis on the Distribution Date plus the closing per share trading price of the MPI Common Stock on a when issued basis on the Distribution Date.

“Pre-Distribution Myriad Option Price” shall mean the definition set forth in Section 5.1(b) of this Agreement.

“Subsidiary” shall mean any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by a Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Third Party” shall mean any Person other than Myriad, any Myriad Affiliate, MPI and any MPI Affiliate.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets.

(a) As of the date hereof and with effect at the Effective Time, except as otherwise expressly provided in this Agreement, Myriad shall, or shall cause one or more members of the Myriad Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Myriad Benefit Plans (except that Myriad shall have no liability with respect to any assets of the Myriad 401(k) Plan to the extent, and as of the date, that such assets are transferred to the MPI 401(k) Plan pursuant to Section 3.1), (ii) all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all Myriad Employees, Former Myriad Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Myriad Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the Myriad Group, and (iii) any other Liabilities or obligations expressly assigned to Myriad or any of its Affiliates (other than any member of the MPI Group) under this Agreement. For purposes of clarification, the Liabilities assumed or retained by the Myriad Group as provided for in this Section 2.1(a) or elsewhere in this Agreement are intended to be Myriad Liabilities.

(b) As of the date hereof and with effect at the Effective Time, except as otherwise expressly provided in this Agreement, MPI shall, or shall cause one or more members of the MPI Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all MPI Benefit Plans, (ii) all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all MPI Employees, Former MPI Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Myriad Group or MPI Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the MPI Group, or in the case of Former MPI Employees, the Myriad Group and (iii) any other Liabilities or obligations expressly assigned to MPI or any of its Affiliates (other than any member of the Myriad Group) under this Agreement. For purposes of clarification, the Liabilities assumed or retained by the MPI Group as provided for in this Section 2.1(b) or elsewhere in this Agreement are intended to be MPI Liabilities as such term is defined in the Separation Agreement.

(c) From time to time after the Distribution Date, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Any such request for reimbursement must be made not later than the first anniversary of the Distribution Date.

(d) Myriad shall retain responsibility for all employee-related regulatory filings for reporting periods through the Distribution Date except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Myriad will provide data and information (to the extent permitted by applicable Laws and consistent with Section 8.1) to MPI, who will be responsible for making such filings in respect of MPI Employees.

Section 2.2 Participation in Myriad Benefit Plans. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between or among the affected Parties, (i) effective as of the Effective Time, MPI and each member of the MPI Group shall cease to be a Participating Company in any Myriad Benefit Plan, and (ii) each MPI Participant and any other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the MPI Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the MPI Group), effective as of the Effective Time, shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Myriad Benefit Plan (except to the extent of obligations that accrued on or before the Effective Time, including benefits that are not otherwise addressed herein), and MPI and Myriad shall take all necessary action to effectuate each such cessation.

Section 2.3 Service Recognition. MPI shall give each MPI Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any MPI Benefit Plan, respectively, for such MPI Participant’s service with any member of the Myriad Group through the Distribution Date to the same extent such service was recognized by the applicable Myriad Benefit Plans as of the Distribution Date; provided, that, such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

Section 2.4 Approval by Myriad as Sole Stockholder. On or prior to the Distribution Date, MPI shall have adopted the MPI Stock Plan, which shall permit the issuance of stock options that have material terms and conditions substantially similar to those stock options issued under the Myriad Stock Plan in respect of which MPI Stock Options will be issued in connection with the Distribution. The MPI Stock Plan shall be approved prior to the Distribution Date by Myriad as the sole stockholder of MPI.

ARTICLE III

QUALIFIED DEFINED CONTRIBUTION PLAN

Section 3.1 MPI 401(k) Plan.

(a) Establishment of the MPI 401(k) Plan. Effective as of the Distribution Date, MPI shall, or shall have caused one of its Affiliates to, establish a defined contribution plan and trust for the benefit of MPI Participants (the “MPI 401(k) Plan”). MPI shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the MPI 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt from Federal income tax under Section 501(a) of the Code. MPI (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the MPI 401(k) Plan.

(b) Transfer of Savings Plan Assets. Not later than ninety (90) days following the Distribution Date (or such later time as mutually agreed by Myriad and MPI), Myriad shall cause the accounts (including any outstanding loan balances) in the Myriad 401(k) Plan attributable to MPI Participants and all of the assets in the Myriad 401(k) Plan related thereto, to be transferred to the MPI 401(k) Plan and MPI shall cause the MPI 401(k) Plan to accept such transfer of accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge, all obligations of the Myriad 401(k) Plan relating to the accounts of MPI Participants (to the extent the assets related to those accounts are actually transferred from the Myriad 401(k) Plan to the MPI 401(k) Plan). Any transfer of assets pursuant to this Section 3.1(b) shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA.

(c) Continuation of Elections. As of the day after the Distribution Date, the MPI Participants shall be immediately eligible to participate in the MPI 401(k) Plan, and MPI (acting directly or through its Affiliates) shall cause the MPI 401(k) Plan to recognize and maintain all Myriad 401(k) Plan and MPI 401(k) Plan elections, including, but not limited to, deferral, investment, and payment form elections, dividend elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to MPI Participants, to the extent such election or designation is available under the MPI 401(k) Plan.

(d) Form 5310-A. No later than thirty (30) days prior to the date of any transfer of assets and liabilities pursuant to Section 3.1(b), Myriad and MPI (each acting directly or through their respective Affiliates) shall, to the extent necessary, file Internal Revenue Service Form 5310-A regarding the transfer of assets and liabilities from the Myriad 401(k) Plan to the MPI 401(k) Plan as described in this Section 3.1.

(e) Contributions as of the Distribution Date. All contributions payable to the Myriad 401(k) Plan with respect to employee deferrals and contributions, matching contributions and other contributions for MPI Participants through the Distribution Date, determined in accordance with the terms and provisions of the Myriad 401(k) Plan, ERISA and the Code, shall be paid by Myriad to the Myriad 401(k) Plan prior to the date of the asset transfer described in subsection (b), above.

ARTICLE IV

HEALTH AND WELFARE PLANS

Section 4.1 Health and Welfare Plans Maintained By Myriad through the Distribution Date.

(a) Establishment of Welfare Plans. Myriad or one or more of its Affiliates maintain the Myriad Welfare Plans for the benefit of eligible Myriad Participants and MPI Participants. Effective as of the day following the Distribution Date, MPI shall, or shall cause an MPI Affiliate to, adopt, for the benefit of eligible MPI Participants, MPI Welfare Plans in form and substance substantially similar to the Myriad Welfare Plans maintained as of the day immediately prior to the Distribution Date.

(b) Terms of Participation in MPI Welfare Plans. MPI (acting directly or through its Affiliates) shall use reasonable best efforts to cause all MPI Welfare Plans, respectively, to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to MPI Participants, respectively, other than limitations that were in effect with respect to MPI Participants as of the Distribution Date under the Myriad Welfare Plans, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an MPI Participant, respectively, following the Distribution Date to the extent such MPI Participant had satisfied any similar limitation under the analogous Myriad Welfare Plan and (iii) credit MPI Participants (and their dependents) for any deductibles and out-of-pocket expenses paid under the comparable Myriad Welfare Plans through the Distribution Date.

(c) Employees on Leave. Notwithstanding any other provision of this Agreement to the contrary, MPI shall assume Liability for payment of any salary continuation, short term disability or health and welfare coverage with respect to MPI Employees and Myriad shall have no further responsibility for such disabled MPI Employees or MPI Employees on approved leave after the Distribution Date.

(d) COBRA and HIPAA. Effective as of the Effective Time, Myriad shall retain responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to MPI Participants who, as of the Distribution Date, were covered under a Myriad Welfare Plan and constitute “M&A Qualified Beneficiaries” (as such term is defined in Treasury Reg. §54.4980B-9, Q&A 4) pursuant to COBRA. Myriad (acting directly or through its Affiliates) shall be responsible for administering compliance with any certificate of creditable coverage requirements of HIPAA or Medicare applicable to the Myriad Welfare Plans with respect to MPI Participants. The Parties hereto agree that neither the Distribution nor any transfers of employment that occur as of the Distribution Date shall constitute a COBRA qualifying event for purposes of COBRA; provided, that, in all events, MPI (acting directly or through its Affiliates) shall assume, or shall have caused the MPI Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to those individuals whose employment is transferred directly from the Myriad Group to the MPI Group, as of the Effective Time, to the extent such individual was, as of such transfer of employment, covered under a Myriad Welfare Plan or becomes covered under an MPI Welfare Plan.

(e) Liabilities.

(i) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance (including, without limitation, health, disability and workers’ compensation benefits), Myriad shall timely pay all premiums in respect of coverage of MPI Participants in respect of the period through the Distribution Date and shall retain all claims incurred by the MPI Participants through the Distribution Date, and MPI shall cause Myriad not to have any liability in respect of any and all claims of MPI Participants that are incurred under the MPI Welfare Plans.

(ii) Incurred Claim Definition. For purposes of this Section 4.1(e), a claim or Liability is deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; and (C) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

(iii) Claim Experience. Notwithstanding the foregoing, the Parties (acting directly or through their Affiliates) shall take any action necessary to ensure that any claims experience under the Myriad Welfare Plans attributable to MPI Participants shall be available to the MPI Welfare Plans.

Section 4.2 Time-Off Benefits. MPI shall credit each MPI Participant with the amount of accrued but unused personal leave benefits (vacation time, sick time and other time-off benefits) as such MPI Participant had with the Myriad Group as of the Distribution Date. Notwithstanding the above, MPI shall not be required to credit any MPI Participant with any accrual to the extent that a benefit attributable to such accrual is provided or continues to be provided by the Myriad Group.

ARTICLE V

STOCK OPTIONS

Section 5.1 Treatment of Outstanding Myriad Options.

(a) Each Myriad Option that is outstanding on the Distribution Date shall, as of the Distribution Date, be converted into an MPI Option and an adjusted Myriad Option (a “Post-Distribution Myriad Option”) in accordance with the succeeding paragraphs of this Section 5.1.

(b) The number of shares subject to the MPI Option shall be equal to the number of shares of MPI Common Stock to which the option holder would be entitled in the Distribution had the shares subject to the Myriad Option represented outstanding shares of Myriad Common Stock as of the Record Date, the resulting number of shares subject to the MPI Option being rounded down to the nearest whole share. The per share exercise price of the MPI Option shall be equal to the product of (1) the per share exercise price of the Myriad Option immediately prior to the Distribution Date (the “Pre-Distribution Myriad Option Price”) multiplied by (2) a fraction, the numerator of which shall be the Initial MPI Stock Price and the denominator of which shall be the Pre-Distribution Myriad Stock Price. The number of shares subject to the Post-Distribution Myriad Option shall be equal to the number of shares subject to the Myriad Option immediately prior to the Distribution Date. The per share exercise price of the Post-Distribution Myriad Option shall be equal to the product of (1) the Pre-Distribution Myriad Option Price multiplied by (2) a fraction, the numerator of which shall be the Post-Distribution Myriad Stock Price and the denominator of which shall be the Pre-Distribution Myriad Stock Price. With respect to each Post-Distribution Myriad Option and MPI Option, the aggregate spread of such option shall not exceed the aggregate spread of the relevant Myriad Option from which it was converted, and the ratio of the exercise price to the fair market value of the shares subject to the Post-Distribution Myriad Option or MPI Option, as the case may be, immediately after the conversion shall not be greater than the ratio of the exercise price to the fair market value of the shares subject to the relevant Myriad Option immediately before the conversion and all other requirements of Section 409A shall be met in order to ensure that no modification is deemed to occur under Section 409A with respect to any Post-Distribution Myriad Option or MPI Option.

(c) Prior to the Distribution Date, Myriad shall take all actions necessary to provide that, effective as of the Distribution Date, for purposes of the Post-Distribution Myriad Options (including in determining exercisability and the post-termination exercise period), an MPI Employee’s continuous service with the MPI Group (including applicable successors) following the Distribution Date shall be deemed continuous service with Myriad. MPI shall issue each MPI Option under the MPI Stock Plan with terms such that, except as otherwise provided herein, the terms and conditions applicable to the MPI Options shall be substantially similar to the terms and conditions applicable to the corresponding Myriad Option, including the terms and conditions relating to vesting and the post-termination exercise period and including a provision to the effect that, for purposes of the MPI Options, continuous service with the Myriad Group or MPI Group (in each case, including applicable successors) from and after the Distribution Date shall be deemed to constitute service with MPI.

(d) Except as otherwise provided herein, the MPI Options and the Post-Distribution Myriad Options shall remain subject to the terms and conditions of the underlying Myriad Options as in effect immediately prior to the Distribution Date (taking into account changes in the identity of the employer, including for purposes of determining whether a change in control has occurred).

(e) Upon the exercise of an MPI Option, regardless of the holder thereof, the exercise price shall be paid to (or otherwise satisfied to the satisfaction of) MPI in accordance with the terms of the MPI Option, and MPI shall be solely responsible for the issuance of MPI Common Stock, for ensuring the collection of the employee portion of all applicable withholding tax on behalf of the employing entity of such holder, and for ensuring the remittance of such withholding taxes to the employing entity of such holder. Upon the exercise of a Post-Distribution Myriad Option, regardless of the holder thereof, the exercise price shall be paid to (or otherwise satisfied to the satisfaction of) Myriad in accordance with the terms of the Post-Distribution Myriad Option, and Myriad shall be solely responsible for the issuance of Myriad Common Stock, for ensuring the collection of the employee portion of all applicable withholding tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.

Section 5.2 Cooperation and Special Award Terms. Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner exercises of Post Distribution Myriad Options and MPI Options. Each of the Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws. Each of the parties shall honor the terms of any agreement entered into on or before the Distribution Date with any employee of another party insofar as such agreement provides for accelerated vesting or the extension of the term of any Myriad Options.

Section 5.3 SEC Registration. The Parties mutually agree to use reasonable best efforts to maintain effective registration statements with the SEC with respect to the Post Distribution Myriad Options and MPI Options.

ARTICLE VI

ADDITIONAL COMPENSATION MATTERS

Section 6.1 Workers’ Compensation Liabilities. Except as provided in Section 4.1(e)(i), all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, at, before or after the Distribution Date by (i) any Myriad Employee or Former Myriad Employee shall be retained by Myriad, and (ii) by any MPI Employee or Former MPI Employee shall be assumed by MPI.

Section 6.2 Director Programs; Director Fees. Myriad shall retain responsibility for the payment of any fees payable in respect of service on the Myriad Board of Directors that are payable but not yet paid as of the Distribution Date, and MPI shall not have any responsibility for any such payments. After the Distribution Date, Myriad and MPI will each be responsible for the fees and expenses of their respective Boards of Directors.

Section 6.3 Certain Payroll, Bonus and Supplemental Plan Matters. In the case of an individual who transfers employment on the Distribution Date from Myriad to MPI, MPI shall be responsible for paying the entire payroll amount due to such individual for the first payroll cycle ending after the Distribution Date and for satisfying all applicable tax reporting and withholding requirements in respect of such payment; provided, that, Myriad shall reimburse MPI for the gross amount of the payroll payment (i.e., including any applicable deductions) and for all tax withholdings remitted in respect of such portion of the payroll period ending on the Distribution Date. Myriad shall be entitled to the benefit of any tax deduction in respect of its payment (by reimbursement to MPI) for the portion of the payroll period ending on the Distribution Date.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Any claim for indemnification under this Agreement shall be governed by, and be subject to, the provisions of Article V of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article V as incorporated herein shall be deemed to be references to this Agreement.

ARTICLE VIII

GENERAL AND ADMINISTRATIVE

Section 8.1 Sharing Of Information. Myriad and MPI (acting directly or through their respective Affiliates) shall provide to each other and their respective agents and vendors all information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans, to timely and accurately comply with and report under Section 14 of the Exchange Act and to determine the scope of, as well as fulfill, its obligations under this Agreement. Such information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such information available outside of its normal business hours and premises. Any information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in the Separation Agreement. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 8.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing, consent or governmental approval.

Section 8.3 Employer Rights. Nothing in this Agreement shall prohibit any Party or any of their respective Affiliates from amending, modifying or terminating any of their respective Benefit Plans at any time within their sole discretion.

Section 8.4 Effect on Employment. Except as expressly provided in this Agreement, the occurrence of the Distribution alone shall not cause any employee to be deemed to have incurred a termination of employment, which entitles such individual to the commencement of benefits under any of the Myriad Benefit Plans. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of Myriad, MPI or any of their respective Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 8.5 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any Third Party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such Third Party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 8.6 Access to Employees. Following the Distribution Date, Myriad and MPI shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between or among any of the Parties) to which any employee, director or Benefit Plan of the Myriad Group or MPI Group is a party and which relates to their respective Benefit Plans prior to the Distribution. The Party to whom an employee is made available in accordance with this Section 8.6 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith. Any such reimbursement by one Party to the other shall be made within 90 days of the date on which the Party seeking reimbursement provides the reimbursing Party with documentation of such expenses that is reasonably acceptable to the reimbursing Party.

Section 8.7 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable law, including, without limitation, the privacy and security requirements of HIPAA, and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to MPI Participants under Myriad Benefit Plans shall be transferred to and be in full force and effect under the corresponding MPI Benefit Plans and Myriad Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant MPI Participant.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Effect If Certain Events Do Not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Effective Time, then all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Distribution Date, or otherwise in connection with the Separation, shall not be taken or occur except to the extent specifically agreed to in writing by Myriad on the one hand and MPI on the other hand and no Party shall have any Liability or further obligation to any other Party under this Agreement.

Section 9.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any Third Party as creating the relationship of principal and agent, partnership or joint venture between or among the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between or among the Parties other than the relationship set forth herein.

Section 9.3 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution Date. The Parties acknowledge that certain actions, agreements and obligations that certain of their Affiliates and Subsidiaries may be required to perform in connection with the performance of the Parties obligations under this Agreement may require governmental approval under applicable law, and therefore agree that performance of such actions, agreements and obligations is subject to the receipt of all such necessary governmental approvals, which governmental approvals each Party shall, and shall cause the members of its respective Group to, use its reasonable best efforts to obtain.

Section 9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

To Myriad:

Myriad Genetics, Inc.

320 Wakara Way

Salt Lake City, UT 84108

Attn: President and CEO

Facsimile: 801.584.3640

To MPI:

Myriad Pharmaceuticals, Inc.

305 Chipeta Way

Salt Lake City, UT 84108

Attn: President and CEO

Facsimile: 801.214.7992

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 9.5 Entire Agreement. This Agreement, the Separation Agreement, and all other agreements, instruments, understandings, assignments or other arrangements entered into between the Parties in connection with the Separation, including the exhibits and schedules thereto, contain the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Separation Agreement, the terms and conditions of the Separation Agreement (including amendments thereto) shall control.

Section 9.6 Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 9.7 Amendments. Subject to the terms of Section 9.8 of this Agreement, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 9.8 Termination. This Agreement (including Article VII (Indemnification) hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Myriad without the approval of MPI or the stockholders of Myriad and it shall be deemed terminated if and when the Separation Agreement is terminated. In the event of such termination, no Party shall have any Liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by Myriad and MPI.

Section 9.9 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 9.10 Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any contract relating to the use or lease of real property if any Third Party is a necessary party to such controversy, dispute or claim), shall be governed by, and be subject to, the provisions of Article IX of the Separation Agreement, which provisions (and related defined terms) are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article IX as incorporated herein shall be deemed to be references to this Agreement; provided, however, any references to “Agreement” in such Article IX as incorporated herein shall be deemed to be references to this Agreement as defined in this Agreement.

Section 9.11 Consent to Jurisdiction. Subject to the provisions of Article IX of the Separation Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Utah (the “Utah Court”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article IX of the Separation Agreement or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Utah Court for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail or receipted courier service to such Party’s respective address set forth in Section 9.4 of this Agreement shall be effective service of process for any action, suit or proceeding in the Utah Court with respect to any matters to which it has submitted to jurisdiction in this Section 9.11. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding in the Utah Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.12 Titles and Headings. Titles and headings to sections and articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.13 Counterparts. This Agreement may be executed in more than one counterparts, each of which shall be considered one and the same agreement, and shall become effective when each counterpart has been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 9.14 Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that (i) a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by all terms of this Agreement as if named as a “Party” hereto.

Section 9.15 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

Section 9.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 9.10 of this Agreement, (ii) provisional or temporary injunctive relief in accordance therewith in the Utah Court, and (iii) enforcement of any such award of an arbitral tribunal or a Utah Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 9.17 Waiver of Jury Trial. SUBJECT TO SECTIONS 9.9, 9.10 AND 9.11 OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING CONTEMPLATED BY SECTION 9.11 OF THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17.

Section 9.18 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of force majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such force majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 9.19 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

Section 9.20 No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder. There are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party, including, without limitation, any current or former employee or director of either Party, with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 9.21 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

MYRIAD GENETICS, INC.

By:
Name:	Peter D. Meldrum
Title:	President and Chief Executive Officer

MYRIAD PHARMACEUTICALS, INC.

By:
Name:	Adrian Hobden
Title:	President and Chief Executive Officer